News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

Procter & Gamble Announces Appointment of Director
Meg Whitman Appointed to Board

CINCINNATI, February 11, 2011 – The Procter & Gamble Company (NYSE:PG) today announced the appointment of Meg Whitman, 54, to its board of directors. The appointment is effective immediately. Whitman first served on the P&G board from 2003 to 2008.

"Meg was an outstanding director during her initial time on the board and we are delighted to be able to welcome her back,” commented Robert A. McDonald, P&G chairman of the board, president and chief executive officer. “Her business knowledge, vision and passion for winning are qualities that will serve the board and P&G well in the years ahead.”

Whitman graduated from Princeton with a degree in economics and received her MBA from Harvard Business School.  Her first job was as a brand assistant at P&G and she moved to Bain and Company in 1981 where she worked for eight years reaching the level of Vice President.  She then joined the Walt Disney Company as Senior Vice President of Marketing and in 1992 accepted a senior position at StrideRite.  She held executive positions at Florists’ Transworld Delivery (FTD) and Hasboro before taking the position of President and Chief Executive Officer at eBay in 1998.  Her leadership enabled eBay to grow from $4.7 million in revenues with 30 employees to $8 billion in sales and 15,000 employees worldwide by the time she retired in 2008.  She ran for Governor of California in the 2010 elections.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers, Tide, Ariel, Always, Whisper, Pantene, Mach3, Bounty, Dawn, Gain, Pringles, Charmin, Downy, Lenor, Iams, Crest, Oral-B, Duracell, Olay, Head & Shoulders, Wella, Gillette, Braun and Fusion. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.
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P&G Media Contacts: Paul Fox, Corporate Media Relations, 513-983-3465